EXHIBIT 10.2.1
 AMENDMENT NO.1 OF NOVATION AGREEMENT

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 AMENDMENT NO. 1 OF THE NOVATION AGREEMENT
 EXECUTED JUNE 24, 1998

 Paragraph 12 of the Novation Agreement executed June 26, 1998 is hereby amended as follows:

12.    As soon as is practicable for a diligent party, but not later than November 30, 1998, the New Unico shall commence the Nasdaq listing application process by filing an application that meets the Nasdaq quantitative listing standards (without inclusion of any assets or liabilities of IRC as of the date of such application) and, thereafter, prosecute it to conclusion.  Following the successful conclusion of such listing application process, but no later than April 1, 1999, the directors of IRC may, at their sole discretion, consider a transaction involving IRC's stock, assets or business prospects.  However, if as of November 30, 1998, the New Unico shall not have commenced the listing application process in the manner described above, then no later than December 3, 1998, the directors of IRC may, at their sole discretion, consider a transaction involving IRC's stock, assets or business prospects.  In the event such a transaction contemplates a distribution of IRC's stock or assets to holders of shares of Unico Common Stock, such distribution would be at the Record Date and as defined below.
  A. The Record Date to determine which holders of shares of Unico Common Stock shall be entitled to the distribution is the earliest applicable date set forth in this Paragraph 12, above.

  B. All shareholders of record on the Record Date shall entitled to participate, pro rata, in any such distribution except those shareholders acquiring shares through and as a result of the Stock Purchase Agreement, as modified by this Agreement, and holders of shares issued by the New Unico between June 1, 1998 and the Record Date.

  C. If it is subsequently determined by New Mexico counsel to IRC or Unico that approval of the New Unico shareholders is required to effect any such distribution, the Record Date for determining the shareholders entitled to vote shall be the Record Date.  For purposes of such vote, only Kristin M. Cano shall hold the irrevocable proxy of the shareholders receiving shares pursuant to the Stock Purchase Agreement as modified by this Agreement and all shares issued between June 1, 1998 and the Record Date by the New Unico.  Ms. Cano shall vote such shares in favor of such distribution or at the discretion of the IRC Board of Directors.

    Nothing in this Amendment No. 1 shall affect any other terms or conditions of the Novation Agreement executed June 26, 1998.

    This Amendment No. 1 may be executed in counterparts and a telefax signature shall have the same force and effect as an original signature.

                                                                                  Unico, Inc.

Dated:  December 1, 1998                                          By:     John Hwang
                                                                                      John Hwang, President

Dated:  December 1, 1998                                           Intermountain Refining Co., Inc.

                                                                                    By:     William N. Hagler
                                                                                      William N. Hagler, President

Dated:  December 1, 1998                                            Paradise Innovations, Inc.

                                                                                     By:     John Hwang
                                                                                        John Hwang, President

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